3

         The Fairchild Corporation
         45025 Aviation Drive, Suite 400 Dulles, VA 20166 703-478-5700 / Fax:
         703-478-5767



Donald E. Miller
Executive Vice President, General Counsel and Secretary

                                                                January 22, 2003

Mr. Jeffrey J. Steiner The Fairchild Corporation 110 East 59th Street, 31st Floor New York, NY 10022

     RE:      Amendment to the following contracts (the "Employment Agreements")

                  (i) Restated and Amended Employment Agreement dated September 10, 1992 between Jeffrey J. Steiner and The Fairchild Corporation ("Fairchild"); and
                  (ii) Employment Agreement dated September 9, 1992 between Jeffrey J. Steiner and Banner Aerospace, Inc. ("Banner").
Dear Jeffrey:

This letter constitutes an "Amendment" to the Employment Agreements referenced above. This Amendment is entered into in order to induce your continued employment with Fairchild and Banner, and for other valuable consideration, the receipt and adequacy of which are acknowledged by the parties hereto.

Satisfaction of Change in Control Payment Obligations: Section 9 of each of the Employment Agreements provides that in the event of a Change in Control or Trigger Event, you shall receive a payment of 2.99 times base salary and 2.99 times the preceding year's bonus (the "Change of Control Payment"), and your employment shall terminate. Subsection 9.4 provides that you may defer receipt of the Change of Control Payment for up to two years, in which case your employment termination shall also be deferred. If you elect to defer payment, the Change of Control Payment shall be computed at the greater of the amount due at the time of the "Change in Control" or "Trigger Event" or the amount due at the date of your election to accept the payment.

On December 3, 2002, Fairchild Fasteners was acquired by Alcoa Inc. (the "Alcoa Transaction"). In connection with the Alcoa Transaction, and the relinquishment of your rights to any future change of control payments under your existing Employment Agreements, Fairchild's Board of Directors has agreed that you are entitled to a Change of Control Payment in the amount of $6,280,000, to be paid as follows: 50% in January 2003 and 50% upon your termination of employment with Fairchild. In addition, Fairchild and Banner have requested that you do not terminate your employment, and that you continue to serve as per the terms of the Employment Agreements.

By executing this Amendment, you agree that the payments to be made to you in connection with the Alcoa Transaction (as specified above) fully satisfy the obligations of Fairchild and Banner under Section 9 of each of the Employment Agreements. You also agree that neither Fairchild nor Banner shall have any further payment obligations to you under Section 9 of each of the Employment Agreements, irrespective of any future Change in Control or Trigger Event, and that Section 9 shall be deemed deleted, in its entirety (including all subsections thereof), from each of the Employment Agreements effective as of the date hereof. Further, you agree to continue to be employed by Fairchild and Banner, as per the terms of the Employment Agreements.

Effect of Amendment:  Except as amended hereby, the Employment Agreements shall
--------------------
remain in full force and effect.

Governing Law:  This Amendment shall be governed by Delaware law, without regard
--------------
 to its conflict of law provisions.


Amendments and Waivers. This Amendment may not be amended or waived except in writing, signed by the person against whom such amendment or waiver or sought to be enforced.

Subject to Board Ratification. This Amendment is conditioned on approval and ratification by Fairchild's Board of Directors. In the event such approval and ratification is not obtained on or before March 31, 2003, this Amendment shall be null and void.



              [The Remainder of This Page Intentionally Left Blank]

Please acknowledge your agreement with the terms of this Amendment by signing the attached copy and returning same to The Fairchild Corporation (Attention, Mary Shaw.) This Amendment shall be effective as of the date of your acceptance or upon the approval and ratification by Fairchild's Board of Directors (whichever occurs last).


                                    Very truly yours,

                                    THE FAIRCHILD CORPORATION


                                    By:     /s/ DONALD E. MILLER
                                            --------------------
                                            Donald E. Miller
                                             Executive Vice President,
                                             General Counsel and Secretary

                                    BANNER AEROSPACE, INC.


                                    By:     /s/ DONALD E. MILLER
                                            --------------------
                                            Donald E. Miller
                                             Vice President


ACCEPTED AND AGREED

/s/ JEFFREY J. STEINER              Date: January 22, 2003
----------------------                    ----------------
Jeffrey J. Steiner


Date of Fairchild Board Approval And Ratification: February 6, 2003
                                                   ----------------